UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2023

Aspira Women’s Health Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34810	33-0595156
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12117 Bee Caves Road, Building III, Suite 100, Austin, Texas	78738
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 519-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AWH	The Nasdaq Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 16, 2023, the Board of Directors of Aspira Women’s Health Inc. (the “Company”) appointed Tortsten Hombeck, Ph.D. as the Company’s Chief Financial Officer, effective as of June 15, 2023.  As such, Dr. Hombeck will also serve as principal financial officer and principal accounting officer of the Company. Dr. Hombeck, age 53, has over two decades of biotechnology and financial experience. Prior to joining the Company, Dr. Hombeck served as Chief Financial Officer of Akari Therapeutics, a biopharmaceutical company, from 2019 to 2023. He also served as Chief Executive Officer and Chief Financial officer of Fagus Grecon, Inc. and as the Chief Commercial and Strategy Officer and Managing Director of Promethera, LLC (now Cellaion). He holds a Masters in Business Administration and a Ph.D. in Finance.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Dr. Hombeck and any of the Company’s directors or executive officers, and there is no arrangement or understanding between Dr. Hombeck and any other person pursuant to which he was appointed as an officer of the Company. Dr. Hombeck does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

Pursuant to the terms of an employment agreement, executed on May 16, 2023, and effective on June 15, 2023 (the “Employment Agreement”), between the Company and Dr. Hombeck, the Company will pay Dr. Hombeck an annual base salary of $325,000. In addition, Dr. Hombeck will be eligible for a bonus of up to 50% of his base salary (prorated for partial years) for achievement of corporate goals to be defined by the Company’s Chief Executive Officer (the “CEO”) and approved by the Board of Directors. The exact payment terms of such bonus, if any, are to be set by the Compensation Committee of the Board of Directors in its sole discretion. During the term of his employment, Dr. Hombeck will also be entitled to the Company’s standard benefits covering employees at his level. If Dr. Hombeck’s employment is terminated without cause or resigns for good reason (as these terms are defined in the Employment Agreement) at any time following the date that is six (6) months following the Effective Date, and provided that he complies with certain requirements (including signing a standard separation agreement release and complying with the non-competition provision in the Employment Agreement), under the Employment Agreement: (i) he will be entitled to continued payment of his base salary as then in effect for a period of six (6) months following the date of termination and (ii) he will be entitled to continued health and dental benefits through COBRA premiums paid by the Company until the earlier of six (6) months after termination or the time that he obtains employment with reasonably comparable or greater health and dental benefits.

The Employment Agreement provides that Dr. Hombeck will be granted a stock option award with respect to 13,333 shares of Company common stock on, or as soon as administratively practicable after, June 15, 2023, subject to approval by the Compensation Committee of the Board of Directors, and subject to the terms and conditions of the Company’s 2019 Stock Incentive Plan and a stock option award agreement in a form substantially similar to that used by the Company for other senior executives of the Company (each such award, an “Option”). Each Option shall have a per share exercise price equal to the closing price per share of Company common stock as of the applicable grant date. The stock options vest 33.3% on each of the first three anniversaries of the grant date, subject to Dr. Hombeck’s continued employment with the Company. Additionally, the Employment Agreement provides that if Dr. Hombeck’s employment is terminated without cause or for good reason within the 12-month period following a change of control (as such term is defined in the Employment Agreement), then, in addition to the benefits above, 100% of any then-unvested options to purchase Company common stock previously granted by the Company will vest upon the date of such termination (subject to earlier expiration at the end of the option’s original term).

The Employment Agreement additionally sets forth that, on the 12-month anniversary of his start date, Dr. Hombeck may be eligible for an additional 6,667 shares of common stock of the Company based on individual performance goals.

Under the Employment Agreement, Dr. Hombeck is subject to a non-competition covenant and an employee and customer non-solicitation covenant, each extending for 12 months following the termination of Dr. Hombeck’s employment with the Company, as well as a mutual non-disparagement covenant.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit  Description

No.

10.1 Employment Agreement between Aspira Women’s Health Inc. and Torsten Hombeck, effective June 15, 2023

104Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPIRA WOMEN’S HEALTH INC.

Date: May 16, 2023	By:	/s/ Marlene McLennan
Marlene McLennan
Interim Chief Financial Officer